SEC 1745       Potential  persons  who  are  to  respond  to the  collection  of
(02-02)        information  contained  in this form are not  required to respond unless the form displays a currently valid OMB control number.

                                                              OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response. . . 11


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*



                                 NEOPHARM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    640919106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 604919106

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

            GAM Holding AG
          -------------------
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)      .............................................................
          (b)      .............................................................

     3.   SEC Use Only


     4.   Citizenship or Place of Organization

          Switzerland
          -----------

Number of               5.           Sole Voting Power
Shares
Beneficially            6.           Shared Voting Power
Owned by                              1,026,400
Each Reporting                       ----------
Person With*            7.           Sole Dispositive Power

                        8.           Shared Dispositive Power
                                      1,026,400
                                      ---------

     9. Aggregate Amount Beneficially Owned by Each Reporting Person

          1,026,400
        ------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     11. Percent of Class Represented by Amount in Row (9)

          6.28%
        ---------

     12. Type of Reporting Person (See Instructions)  HC
                                                     ----

*GAM Holding AG disclaims beneficial ownership of such securities.

Item 1.
        (a) Name of Issuer   Neopharm, Inc.
                             --------------

        (b) Address of Issuer's Principal Executive Offices
            150 Field Drive, Suite 195, Lake Forest, Illinois 60045

Item 2.
        (a) Name of Person Filing
            GAM Holding AG
            --------------
            Address of Principal Business Office or, if none, Residence
        (b) Klaustrasse 10, 8008 Zurich, Switzerland
            ----------------------------------------

        (c) Citizenship
            Switzerland
            ------------

        (d) Title of Class of Securities
            Common Stock
            --------------

        (e) CUSIP Number
            640919106
            ----------

Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

     [ ] (a)  Broker or dealer  registered  under  section  15 of the Act (15
          U.S.C. 78o).

     [ ] (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     [ ] (c) Insurance  company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c).

     [ ] (d) Investment  company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C 80a-8).

     [ ]     (e)      An      investment      adviser      in      accordance
          withss.240.13d-1(b)(1)(ii)(E);

     [ ] (f) An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

     [ ] (g) A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

     [ ] (h) A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     [ ] (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     [    ] (j) Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.       Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)    Amount beneficially owned: 1,026,400
                                                ---------
              (b)    Percent of class: 6.28%
                                       -----
              (c)    Number of shares as to which the person has:

                     (i) Sole power to vote or to direct the vote
                                                                           -------------
                     (ii) Shared power to vote or to direct the vote          1,026,400
                                                                           -------------
                     (iii) Sole power to dispose or to direct the
                           disposition of                                  -------------

                     (iv) Shared power to dispose or to direct the
                          disposition of                                      1,026,400
                                                                            -------------

Item 5.       Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

GAM International Management Limited
Global Asset Management Limited, London

No subsidiary of GAM Holding AG holds more than 5% of the outstanding voting securities.

Item 8.       Identification and Classification of Members of the Group

Not Applicable

Item 9.       Notice of Dissolution of Group

Not Applicable

Item 10. Certification

           The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               January 10, 2003
                                     --------------------------------
                                                   Date

                                              /s/ Mario Cueni
                                     --------------------------------
                                                Signature

                                Mario Cueni, Vice Chairman of GAM Holding AG
                              -----------------------------------------------
                                                Name/Title


                                               January 10, 2003
                                     --------------------------------
                                                   Date

                                            /s/ Gabriel Herrera
                                     --------------------------------
                                               Signature

                               Gabriel Herrera, Board Member of GAM Holding AG
                              -----------------------------------------------
                                                Name/Title